Exhibit 3.6

AMENDMENT

TO

THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AVINGER, INC.

Avinger, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.                                      The name of the Corporation is Avinger, Inc., and the original Certificate of Incorporation of this Corporation was filed with the Secretary of State of the State of Delaware on March 8, 2007.

2.                                      This Amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law (the “DGCL”) and further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”).

3.                                      The terms and provisions of this Certificate of Amendment have been duly approved by written consent of the required number of shares of outstanding stock of the Corporation pursuant to Subsection 228(a) of the DGCL.

4.                                      Article IV of the Restated Certificate is hereby amended and restated to read in its entirety as follows:

“Reverse Split.  Immediately upon the filing of this Certificate of Amendment, each forty-five (45) outstanding shares of Common Stock, each forty-five (45) outstanding shares of Series A Preferred Stock, each forty-five (45) outstanding shares of Series A-1 Preferred Stock, each forty-five (45) outstanding shares of Series B Preferred Stock, each forty-five (45) outstanding shares of Series C Preferred Stock, each forty-five (45) outstanding shares of Series D Preferred Stock, each forty-five (45) outstanding shares of Series E Preferred Stock, will be exchanged and combined, automatically and without further action, into one (1) share of Common Stock, one (1) share of Series A Preferred Stock, one (1) share of Series B Preferred Stock, one (1) share of Series C Preferred Stock, one (1) share of Series D Preferred Stock, one (1) share of Series E Preferred Stock, respectively (the “Reverse Stock Split”).  The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock or Preferred Stock of the Corporation.  The Reverse Stock Split shall be effected on a certificate-by-certificate basis and no fractional shares shall be issued upon the exchange and combination.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay an amount of cash equal to the product of (i) the fractional share to which the holder would otherwise be entitled and (ii) the then fair value of a share as determined in good faith by the Board of Directors of the Corporation.

Immediately following the Reverse Stock Split the total number of shares of stock that the Corporation shall have authority to issue is 22,374,752 shares, consisting of 15,555,555 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and 6,819,197 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”). The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 326,595 shares, $0.001 par value per share. The second series of Preferred Stock shall be designated “Series A-1 Preferred Stock” and shall consist of 225,235 shares, $0.001 par value per share. The third series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 755,516 shares, $0.001 par value per share. The fourth series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 561,448 shares, $0.001 par value per share. The fifth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 800,000 shares, $0.001 par value per share. The sixth series of Preferred Stock shall be designated “Series E Preferred Stock” and shall consist of 4,150,403 shares, $0.001 par value per share.

The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and Preferred Stock are as set forth below:

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, AVINGER, INC. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this    day of   , 2015.

AVINGER, INC.

By:
Jeffrey M. Soinski
President and Chief Executive Officer

[Signature Page to Certificate of Amendment of Avinger, Inc.]